American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304.724.3722

Christopher L. Symanoskie
Director, Investor Relations
703.334.3880

American Public Education Reports Third Quarter 2007 Results

Company Reports 71% Increase in Total Net Course Registrations

CHARLES TOWN, WV (November 16, 2007) – American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced strong financial results for the quarter ended September 30, 2007.

Third Quarter Highlights:

•	American Public Education reports net course registrations from new students at American Public University System of 6,660 in the third quarter 2007, an increase of 60% over the same period of 2006.

•	Total net course registrations in the third quarter 2007 increased to 25,290, a year-over-year increase of 71%.

•	As of September 30, 2007, a total of 26,900 students were enrolled in American Public University System.

•	Third quarter 2007 revenues increased 73% to $17.6 million, compared to $10.2 million in the third quarter 2006.

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Income from continuing operations before interest income and income taxes increased 137% to $3.6 million in the third quarter of 2007, compared to $1.5 million in the same period 2006. Stock based compensation expense reduced each period’s operating income by $136,000 and $47,000, respectively.

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Net income for the third quarter 2007 increased 163% to $2.2 million or $0.18 per diluted share, which includes $113,000 or less than $0.01 per diluted share in stock based compensation expense net of tax.

Wallace E. Boston, Jr., chief executive officer of American Public Education, Inc. stated, "Our third quarter results are a positive reflection of our academic quality, our focus on student outcomes, and our 2006 attainment of regional accreditation and participation in federal student aid."

Financial and Other Results:

Total revenues for the third quarter 2007 increased 73% to $17.6 million, compared to total revenues of $10.2 million in the third quarter 2006.  Income from continuing operations before interest income and income tax in the third quarter 2007 increased 137% to $3.6 million, compared to $1.5 million in the same period of 2006.  Stock based compensation expense reduced each period’s operating income by $136,000 and $47,000, respectively. Net income for the third quarter 2007 increased 163% to $2.2 million or $0.18 per diluted share, which includes $113,000 or less than $0.01 per diluted share in after-tax stock-based compensation expense.

For the nine months ended September 30, 2007, total revenues were $47.9 million, an increase of 76% compared to total revenues of $27.1 million in the same period of 2006.  Income from continuing operations before interest income and income tax for the nine months ended September 30, 2007 increased 185% to $9.6 million, compared to $3.4 million in the same period of 2006.  Stock based compensation expense reduced each period’s operating income by $754,000 and $239,000, respectively. Net income for the nine months ended September 30, 2007 increased 226% to $5.8 million or $0.46 per diluted share, which includes $606,000 or $0.05 per diluted share in after-tax stock-based compensation expense.

Total cash and cash equivalents at September 30, 2007 were $20.3 million with no long-term debt.  Cash from operations for the nine months ended September 30, 2007 was $14.5 million, compared to $5.9 million in the same period of 2006. Capital expenditures were $3.7 million for the nine months ended September 30, 2007, which compares to $3.8 million in capital expenditures in the same period of 2006. Depreciation and amortization was $2.0 million for the nine months ended September 30, 2007 and $1.2 million for the same period of 2006.

The Company completed its initial public offering of 5,390,625 shares of its common stock at $20.00 per share, before underwriting discounts and commissions.  The offering closed on November 14, 2007 and included the exercise in full by the underwriters of an option to purchase additional shares at the initial public offering price to cover over-allotments.  On November 8, 2007, the Company declared a special distribution of $7.63 per share, or $93,750,000 in the aggregate, to be paid to the shareholders of record immediately prior to the offering, payable upon the closing of the offering with offering proceeds.

Net Course Registrations and Student Enrollment:
For the three months ended September 30,
	2006	2007	% Change
Net Course Registrations from New Students	4,160	6,660	60%
Total Net Course Registrations	14,790	25,290	71%

As of September 30,
Total Student Enrollment	15,500	26,900	74%

Note:  Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.  Total student enrollment is the number of students who have completed at least one course in the last 12 months or are currently in the start of the second week of class for the most current semester.

Fourth Quarter 2007 Outlook:

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.

•	The Company anticipates net course registrations from new students of 6,800 or more and total net course registrations of 27,000 or more in the fourth quarter 2007.

•	The Company expects fourth quarter 2007 revenues of between $19.0 million and $20.5 million.

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Income from continuing operations before interest income and income taxes is expected to be between $3.4 million and $4.2 million in the fourth quarter 2007, excluding the effect of stock based compensation expense.

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The Company currently believes that it will achieve net income of between $2.3 and $2.7 million for the fourth quarter 2007, excluding the effect of stock based compensation expense.  The weighted average number of diluted shares outstanding in the fourth quarter will be impacted by the Company’s initial public offering which closed on November 14, 2007.

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Full-year 2007 net income is expected to be between $8.6 and $9.0 million, excluding the effect of stock based compensation expense.  The weighted average number of diluted shares outstanding in the full-year 2007 will be impacted by the Company’s initial public offering which closed on November 14, 2007.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast at 3:00 p.m. eastern time today.  This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call.  The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Nationally and regionally accredited, APUS serves over 25,000 part-time students who live and work in all 50 states and more than 130 countries; and offers 57 degree programs and 48 certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect" "intend", "may", "should" "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Fourth Quarter 2007 Outlook" above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Prospectus that forms a part of the Registration Statement on Form S-1 (SEC File No. 333-145185) filed with the Securities and Exchange Commission on November 9, 2007, for the Company's initial public offering. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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AMERICAN PUBLIC EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended
	September 30,
	2007	2006
	(Unaudited)

Revenues	$17,612	$10,188
Costs and expenses:
Instructional costs and services	7,708	4,635
Selling and promotional	1,946	1,158
General and administrative	3,695	2,436
Depreciation and amortization	685	451

Total costs and expenses	14,034	8,680

Income from continuing operations before
interest income and income taxes	3,578	1,508
Interest income, net	257	85

Income from continuing operations
before income taxes	3,835	1,593
Income tax expense	1,613	210

Income from continuing operations	2,222	1,383

Loss from discontinued operations, net of
income tax benefit of $228 and $302 for
the three and nine months ended
September 30, 2006, respectively	-	(538)

Net income	$2,222	$845

Income from continuing operations per
common share:
Basic	$0.18	$0.12

Diluted	$0.18	$0.11

Net Income per common share:
Basic	$0.18	$0.07

Diluted	$0.18	$0.07

Weighted average number of common shares:
Basic	12,107,018	11,765,600

Diluted	12,640,799	12,175,384

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)

Revenues	$47,873	$27,149
Costs and expenses:
Instructional costs and services	20,697	12,558
Selling and promotional	4,834	3,533
General and administrative	10,769	6,461
Depreciation and amortization	2,007	1,244

Total costs and expenses	38,307	23,796

Income from continuing operations before
interest income and income taxes	9,566	3,353
Interest income, net	595	211

Income from continuing operations
before income taxes	10,161	3,564
Income tax expense	4,368	1,153

Income from continuing operations	5,793	2,411

Loss from discontinued operations, net of
income tax benefit of $228 and $302 for
the three and nine months ended
September 30, 2006, respectively	-	(633)

Net income	$5,793	$1,778

Income from continuing operations per
common share:
Basic	$0.48	$0.21

Diluted	$0.46	$0.20

Net Income per common share:
Basic	$0.48	$0.15

Diluted	$0.46	$0.15

Weighted average number of common shares:
Basic	11,990,375	11,723,458

Diluted	12,530,269	12,159,350